Exhibit 10.4

EXHIBIT C

CIC-RELATED SIDE LETTER

This CIC-Related Side Letter (this “CIC Side Agreement”) is entered into as of May 1, 2026 (the “Effective Date”) by and among SPAR Group, Inc. (“Company”), Robert G. Brown (“Brown”), and Spar Business Services, Inc. (“SBS”).

Company and Brown are parties to that certain Change of Control, Voting and Restricted Stock Agreement dated January 28, 2022 (the “CIC Agreement”). The Parties acknowledge that Section 21 of the CIC Agreement may require signatures of persons not party to this CIC Side Agreement for a formal amendment of the CIC Agreement. The Parties nevertheless desire to enter into this separate agreement among only Company, Brown, and SBS concerning certain CIC-related matters.

1.    Separate Agreement; No Formal Amendment. This CIC Side Agreement is a separate contract among Company, Brown, and SBS only. It is not intended to be, and shall not be construed as, a formal amendment of the CIC Agreement under Section 21 of the CIC Agreement, and it does not bind any party to the CIC Agreement who is not a party to this CIC Side Letter.

2.    Treatment of CIC During Extension Period. As between Company, Brown, and SBS only, the Parties shall treat the CIC Agreement as continuing in effect through January 28, 2028, including the modifications made by this CIC Side Agreement.

3.    Board Designation Rights. Company agrees that Brown shall have the right to designate up to two (2) individuals to serve on Company’s Board of Directors, one of whom may be Brown. Upon Brown’s written notice identifying a designee or replacement designee, Company shall take, and shall cause the Board of Directors to take, all actions within Company’s and the Board’s respective authority that are reasonably necessary to appoint, nominate, elect, seat, remove, or replace such designee promptly. Brown may replace either or both designees at any time by written notice to Company. Such designees shall be required to follow all Company Bylaws, rules and regulations in order to assume their directorship, provided that all other directors have the same requirements and that no special requirements beyond those applicable to all directors are required for Brown’s designees. .

4.    Non-Enforcement of 12(a)(ii). As between Company, on the one hand, and Brown and SBS, on the other hand, Company shall not assert or seek to enforce against Brown or SBS Section 12(a)(ii) of the CIC Agreement or any Liquidated Damages thereunder. While Liquidated Damages under the CIC Agreement are no longer applicable, nothing prevents the Company from making a claim for damages if any future breach occurs by Brown or SBS of the CIC Agreement terms of this side letter.

5.    Control of This CIC Side Agreement. If there is any inconsistency between this CIC Side Agreement and the CIC Agreement, this CIC Side Agreement shall control as between Company, Brown, and SBS during the period this CIC Side Agreement remains in effect. All other provisions of the CIC Agreement shall remain in effect, including but not limited to the governing law, dispute resolution, confidentiality and other provisions of the CIC Agreement.

6.    Integration with Settlement Agreement. This CIC Side Agreement is attached to, and forms part of, the Settlement Agreement entered into by the Parties as of the same date. The governing-law, dispute-resolution, confidentiality, and counterpart provisions of the Settlement Agreement are incorporated herein by reference.

	By:	/s/ William Linnane
SPAR Group, Inc.	Name:	William Linnane
	Title:	CEO
Date: May 1, 2026

Robert G. Brown	By:	/s/ Robert G. Brown
Name: Robert G. Brown

Date: May 1, 2026
	By:	/s/ Robert G. Brown
Spar Business Services, Inc.	Name:	Robert G. Brown
Title:
Date: May 1, 2026

[Signature Page to Exhibit C – CIC Side Letter]